Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investors Relations
(800) 400-6407
investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2007 Results
DALLAS (August 14, 2007) — Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported a net loss of ($951,000) or ($0.23) per share for the three months ended June 30, 2007, compared to net income of $65,000 or $0.02 per share for the same period in 2006. For the six months ended June 30, 2007, IOT reported a net loss of ($885,000) or ($0.21) per share compared to net income of $659,000 or $0.16 per share for the same period in 2006.
Key items for the three and six months ended June 30, 2007, compared to the same periods in 2006 included:
•	Rental income for the three and six months ended June 30, 2007 was $2.2 million and $4.2 million compared to $1.9 million and $3.6 million, respectively, in the corresponding periods in 2006. Approximately $250,000 of the increase for the six months ended June 30, 2007 is due to the March 2006 acquisition of the Falcon Point Apartments located in Indianapolis, Indiana. The remaining increase of $350,000 for the six month period is due to increased average rents at IOT’s other residential properties, all of which are located in Midland, Texas.
•	Property operating expense for the three and six months ended June 30, 2007 was $1.1 million and $2.2 million, respectively, compared to $1.0 million and $1.8 million for the corresponding periods in 2006. The increase for the six months ended June 30, 2007 is primarily due to operating expenses from the Falcon Point Apartments.
•	Depreciation expense for the three and six months ended June 30, 2007 was $198,000 and $396,000, respectively, compared to $190,000 and $360,000 for the corresponding periods in 2006. The increase is due to additional depreciation from Falcon Point Apartments.
•	General and administrative expenses for the three and six months ended June 30, 2007 was $140,000 and$283,000, respectively, compared to $132,000 and $282,000 for the corresponding periods in 2006.
•	Advisory fees to affiliate for the three and six months ended June 30, 2007 was $367,000 and $578,000, respectively, compared to $243,000 and $417,000 for the corresponding periods in 2006. The increase was due to a net increase in gross assets, which is the basis for the advisory fee and increased the advisory fee by $18,000 and $45,000 for the three and six months ended June 30, 2007. In addition, the Company pays a 1% fee to its advisory company for new and refinanced mortgages. The fee for refinancing was $127,000 greater in the three months ended June 30, 2007 than the prior year.

•	Interest income for the three and six months ended June 30, 2007 was $1.1 million and $2.2 million, respectively, compared to $844,000 and $2.0 million for the corresponding periods in 2006. IOT earns interest on funds invested with or advanced to its advisory company, Syntek West, Inc.
•	Interest expense and related fees for the three and six months ended June 30, 2007 was $2.4 million and $3.8 million, respectively, compared to $1.1 million and $2.0 million for the corresponding periods in 2006. The increase was primarily due to the additional debt incurred by IORI during 2006 and 2007 due to new loans, refinancings and the acquisition of Falcon Point Apartments. During 2006 and the first half of 2007 mortgage debt increased by approximately $16.6 million.
•	The increase in interest expense and related fees between the first and second quarter of 2007 was due principally to a prepayment penalty and defeasance costs of approximately $900,000 related to mortgages that were refinanced in June 2007.
•	The net income fee to affiliates for the three and six months ended June 30, 2007 was $5,000 and $0, respectively, compared to ($5,000) and ($55,000) for the corresponding periods in 2006. The net income fee is based on 7.5% of IORI’s net income.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located in Texas, including office buildings, apartments, and land held for development. For more information, go to IOT’s website at www.incomeopprealty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Real estate held for investment	$63,456	$63,682
Less—accumulated depreciation	(5,457)	(5,061)

	57,999	58,621

Notes and interest receivable — related parties	28,625	27,777
Investment in real estate partnerships	500	515
Cash and cash equivalents	37	80
Receivables from affiliates	24,970	17,766
Other assets	3,149	4,152

	$115,280	$108,911

Liabilities and Stockholders’ Equity
Liabilities:
Notes and interest payable	$69,371	$61,546
Other liabilities	1,329	1,921

	70,700	63,467

Commitments and contingencies

Minority interest	649	605

Stockholders’ equity:
Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 4,165,015 and 4,168,035 shares at June 30, 2007 and at December 31, 2006, respectively	42	42
Additional paid-in capital	61,932	61,955
Accumulated deficit	(18,013)	(17,158)

	43,931	44,839

	$115,280	$108,911

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Property revenue
Rents and other property revenues	$2,160	$1,923	$4,249	$3,620

Operating expenses
Property operations	1,096	1,032	2,203	1,836
Depreciation	198	190	396	360
General and administrative	140	132	283	282
Advisory fees — related party	367	243	578	417

Total operating expenses	1,801	1,597	3,460	2,895

Operating income	359	326	789	725

Other income (expense):
Interest income (includes $614 and $1,179 in 2007 and $182 and $342 in 2006 from related parties)	1,136	844	2,235	1,998
Mortgage and loan interest expense and fees	(2,430)	(1,152)	(3,850)	(2,048)
Net income fee — related party	5	(5)	—	(55)

Total other income (expense)	(1,289)	(313)	(1,615)	(105)

Income (loss) before equity in earnings of investees and minority interest	(930)	13	(826)	620

Equity in earnings (loss) of investees	(15)	81	(15)	81

Minority interest	(6)	(29)	(44)	(42)

Net income (loss)	$(951)	$65	$(885)	$659

Earnings (loss) per share
Net earnings from continuing operations	$(0.23)	$0.02	$(0.21)	$0.16

Weighted average common shares used in computing earnings per share	4,166,525	4,168,035	4,166,525	4,168,035

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2007
(amounts in thousands)
(Unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2006	4,168,035	$42	$61,955	$(17,158)	$44,839
Repurchased shares	(3,020)	—	(23)	—	(23)
Net income	—	—	—	(885)	(885)

Balance, June 30, 2007	4,165,015	$42	$61,932	$(18,043)	$43,931